Exhibit D-1

                               STATE OF NEW JERSEY

                            BOARD OF PUBLIC UTILITIES

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In The Matter Of The Verified Petition            :
Of Jersey Central Power & Light Company,          :
Doing Business As GPU Energy, For A               :   Docket No. E
Bondable Stranded Cost Rate Order In              :               -------
Accordance With Chapter 23 Of The Laws            :
Of 1999, To Authorize The Imposition Of           :
A Non-bypassable Transition Bond Charge,          :
The Issuance And Sale Of Up To $420               :     VERIFIED PETITION
Million Aggregate Principal Amount Of             :
Transition Bonds, Or Such Higher Amount           :
As May Be Required As A Result Of                 :
Internal Revenue Service Tax Rulings, By          :
A Financing Entity To Recover                     :
Petitioner's Bondable Stranded Costs, And         :
The Application Of Transition Bond                :
Proceeds To Retire Outstanding Debt,              :
Equity Or Both, And To Approve The                :
Methodology For The Calculation And               :
Adjustment Of The Transition Bond Charge          :
And Market Transition Charge-Tax Related          :
Thereto.                                          :
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Docket No. E
            --------

VERIFIED PETITION

            Petitioner, Jersey Central Power & Light Company, doing business as GPU Energy (the "Company"), an electric public utility subject to the regulatory jurisdiction of the Board of Public Utilities (the "Board"), and maintaining its principal New Jersey offices at 300 Madison Avenue, Morristown, New Jersey 07962, in support of the within Verified Petition, respectfully shows:

            1. The Company is engaged as a New Jersey public utility in the production, generation, purchase, transmission, distribution and sale of electric energy and related utility services to more than 950,000 residential, commercial and industrial customers located within 13 counties and 236 municipalities of the State of New Jersey.

            2.    Copies  of  all  correspondence  and  other   communications
relating to this proceeding should be addressed to:

                             Gerald W. Conway, Esq.
                               Marc B. Lasky, Esq.
                         Berlack, Israels & Liberman LLP
                                65 Madison Avenue
                          Morristown, New Jersey 07960

                                     - and -

                                 Kevin Boutilier
                                GPU Service, Inc.
                               310 Madison Avenue
                          Morristown, New Jersey 07962

                                     - and -

                                 Sally J. Cheong
                                   GPU Energy
                               300 Madison Avenue
                          Morristown, New Jersey 07962

            3. The Company, in BPU Docket Nos. E097070458, E097070459 and E097070460 and OAL Docket Nos. PUC-7307-97 and PUC-7308-97, and herein pursuant to the Electric Discount and Energy Competition Act, Chapter 23 of the Laws of 1999 (the "Act"), requests authority to securitize in the "Transition Bond Transaction" certain of the Company's bondable stranded costs, to impose a transition bond charge ("TBC"), and to transfer the Bondable Transition Property which, in part, embodies the right to charge, collect and receive such charge to an approved financing entity. The Company also requests approval of the methodology for the calculation and adjustment of the tbc and the market transition charge-tax related thereto.

            4.    STATUTORY AND REGULATORY OVERVIEW

            On February 9, 1999, Governor Whitman signed the Act into law as a comprehensive restructuring law for the electric power and gas industries. The Act, among other things, authorizes electric public utilities to securitize their Bondable Stranded Costs through the issuance of Transition Bonds in order to facilitate the provision of savings to ratepayers. Capitalized terms defined in the Act (and not specifically defined herein) are used herein as defined in the Act.

            For purposes of securitizing the recovery of a portion of (i) the stranded costs deemed eligible for rate recovery by the Board in its order issued in the Company's restructuring proceedings (as summarized in a Summary Order therein dated May 24, 1999) (the "Recovery Order"(1)) consistent with the provisions of Section 13 of the Act, together with (ii) other Bondable stranded costs described in the Act, and to allow the Company to comply with the rate reduction requirements determined by the Board to be necessary and appropriate consistent with the provisions of Sections 4 and 13 of the Act,(2) the Company hereby
----------------
1     "Recovery  Order",  as used herein,  shall mean the Summary Order until the more detailed Decision and Order contemplated therein is issued and, thereafter, shall mean, collectively, the Summary Order and such more detailed Decision and Order.
2     The Recovery Order recognized that (1) the Company's ability to provide the rate reductions determined by the Board in the Recovery Order to be necessary and appropriate was dependent upon the securitization for which definitive authority is sought in this Petition, and (2) the rate reductions provided in the Recovery Order already anticipated, and reflected for the benefit of the Company's ratepayers, the savings expected to be achieved from such securitization.

requests that the Board issue an irrevocable Bondable Stranded Costs Rate Order (the "Financing Order"). The Financing Order must provide, among other things, for the imposition and collection of a usage-based non-bypassable TBC, and for the Company to transfer the Bondable Transition Property relating to such TBC to another entity approved by the Board as described below. The Company further requests that the Board authorize, under the Financing Order, the issuance of Transition Bonds by a financing entity to securitize the recovery of the Company's Bondable Stranded Costs. The net proceeds of the Transition Bonds will be used by or on behalf of the Company solely for the purposes of reducing the amount of its otherwise recovery-eligible stranded costs through the retirement of debt or equity, or both, of the Company consistent with Section 14 of the Act.

            As provided in the Recovery Order, the Company is directed to include a tax component in its market transition charge (the "MTC-Tax") to recover federal income taxes and state corporate business taxes, if applicable, associated with the collection of the TBC until the related Transition Bonds and Bondable Stranded Costs have been paid in full, and to adjust the MTC-Tax in the same manner and at the same time the TBC is adjusted as described in this Petition.

           As discussed in footnote 2, the entire amount of cost savings expected to be achieved as a result of the issuance of the Transition Bonds has already been passed on to ratepayers in the form of reduced rates for electricity as described in the Recovery Order, subject to true-up. (Exhibit A sets forth a calculation of the present value savings already provided to ratepayers in the Recovery Order in anticipation of the Transition Bond Transaction based on such assumed terms.)

            5.    TRANSITION BOND TRANSACTION
            a.    Proposed Structure

            A general description of the Transition Bond Transaction structure follows. The proposed structure is subject to modification depending upon: (i) the requirements of tax authorities; (ii) input from underwriters in connection with the marketing of the Transition Bonds; and (iii) negotiations with nationally recognized statistical rating organizations selected by the Company to assign credit ratings to the Transition Bonds (the "rating agencies"). The proposed structure is intended to minimize debt service costs and maximize ratepayer savings by obtaining the best possible rating for the Transition Bonds.(3) Pricing of the Transition Bonds will be set by the underwriters and approved by both the Company and a designee of the Board (the "Designee"). The structure and terms of the Transition Bond Transaction will be fixed based on such approved pricing.

            Pursuant to the Recovery Order, the Board has approved the recovery by the Company of approximately $400 million of the Company's Bondable Stranded Costs, plus transaction costs
----------------
3     Although  the  associated   savings  have  already  been  provided  to
ratepayers in the Recovery Order, any incremental savings realized by obtaining the best possible rating and terms for the Transition Bonds will further benefit ratepayers by being reflected in the market transition charge collections and credited to the Deferred Balance (as defined in the Recovery Order).

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aggregating  approximately  $20  million,  through the  issuance  of  Transition
Bonds.(4)  The  Company's  Bondable  Stranded  Costs for  which it is  presently seeking a Financing Order are attributable to the Company's projected net investment in the Oyster Creek Nuclear Generating Station ("Oyster Creek") at September 1, 2000, net of (i) deferred income taxes attributable to the plant and (ii) certain other tax benefits expected to be realized upon the plant's anticipated retirement as of September 1, 2000. Although the Company has announced that it is seeking a buyer for Oyster Creek, a reduction to the
principal   amount  of  the  Transition  Bonds  will  be  made,  to  the  extent appropriate, only if such sale is completed before the sale of such Transition Bonds. If the sale occurs, and is completed, after the sale of the Transition Bonds, no adjustment will be made to such principal amount.(5)

            The Board has also determined that the taxes payable with respect to the amounts to be collected from ratepayers in

----------------
4     While the Board approved recovery of approximately $420 million of such
Bondable Stranded Costs in the Recovery Order, based on current estimates, the Company expects that its Bondable Stranded Costs will be approximately $393 million, including Upfront Transaction Costs and Capital Reduction Costs (both as defined below) aggregating approximately $21 million. Although this Petition will refer to the $393 million amount, the Company requests authority to securitize up to $420 million if, at the time of the closing of the Transition Bond Transaction, the then current estimates of its Bondable Stranded Costs support such greater amount. The Board has also approved the recovery of an additional $125 million through such Transition Bonds if the Internal Revenue Service ("IRS") does not issue the private letter ruling discussed in paragraph 5.r below.

5     However, any "benefit" derived from such a sale of Oyster Creek will be flowed through to ratepayers in a manner approved by the Board, as provided in the Recovery Order. The mechanism for flowing through such benefit to ratepayers will in no way impact the TBC.

connection with the securitization, i.e. the grossed up revenue requirement associated with the recovery of the approximately $400 million of stranded costs to be securitized plus transaction costs, are legitimate recoverable stranded costs that may be separately recovered through the MTC-Tax as approved in the Recovery Order. The Company also requests in this Petition the authority to recover through the Transition Bond Transaction related Bondable Stranded Costs including, (1) the costs, estimated at $15.6 million, to retire the Company's existing debt or preferred equity,(6) or both ("Capital Reduction Costs"); (2) the costs, estimated at $5.2 million, incurred to issue Transition Bonds (the "Upfront Transaction Costs") (estimated Capital Reduction Costs and Upfront Transaction costs are detailed in Exhibit B); and (3) principal and interest on the Transition Bonds, together with the costs of paying, refinancing, administering and servicing, credit enhancing and overcollateralizing the Transition Bonds, as more fully described in paragraph 5.d below (the "Ongoing Transition Bond Costs") (estimated Ongoing Transition Bond Costs are detailed in Exhibit C). All such costs constitute Bondable Stranded Costs, as more fully defined in the Act. The Company also requests approval of the methodology for the calculation and adjustment of the TBC and MTC-Tax related thereto.


----------------

6     The Company also may retire existing  common equity,  but there will be no transaction costs associated with such retirement.

The Company requests authority to securitize the recovery, through the proceeds of the Transition Bonds, of approximately $393 million of its Bondable Stranded Costs, including its Capital Reduction Costs and Upfront Transaction Costs.(7) Such Bondable Stranded Costs -- as reflected in the Ongoing Transition Bond Costs -- will be recovered through the assessment and collection of the TBC. The TBC will be a separate, non-bypassable, usage-based charge assessed and collected from all of the Company's ratepayers and/or the ratepayers of any successor electric distribution company operating within the Company's existing service territory as it exists on the date of this Petition (a "Successor Utility"), except as provided in Section 28 of the Act.

            The principal asset supporting the Transition Bonds will be the Bondable Transition Property, a property right created by the Act, which includes the irrevocable right to charge, collect and receive the TBC and to obtain periodic adjustments of such TBC, and all revenues, collections, payments, money and proceeds thereof. Pursuant to Section 16 of the Act, the Financing Order and the TBC are irrevocable upon the Financing Order becoming effective under the Act, and the Financing Order cannot be rescinded, altered, repealed, modified or amended by the Board or any other governmental entity, nor can it be impaired by the State of New Jersey, as pledged by the State of New Jersey in Section 17 of the Act.
----------------
7     The Company also requests authority to securitize the recovery,  in the same manner, of additional amounts equal to the deferred taxes attributable to Oyster Creek, in the circumstances described in paragraph 5.r below.

            To implement the Transition Bond Transaction, the Company intends to form a wholly-owned, non-utility Delaware corporate subsidiary ("New Sub"). The Company will make a capital contribution to New Sub of its Bondable Transition Property. New Sub will then transfer the Bondable Transition Property to a newly formed, non-utility, bankruptcy-remote special purpose entity (the "SPE"), which will be wholly-owned by New Sub.(8) New Sub will either loan or dividend the payment for the Bondable Transition Property it receives from the SPE to the Company. The Company's formation and use of New Sub to implement the Transition Bond Transaction is subject to obtaining a ruling from New Jersey taxing authorities to the effect that the Company, New Sub and the SPE will not be subject to any state corporate business taxes on the TBC collections. If the Company does not receive such a tax ruling, the transfer of such Bondable Transition Property will be effected directly from the Company to the SPE.(9)

            Under Section 23 of the Act, the transfer to the SPE will be treated, for bankruptcy purposes, as a true sale and absolute transfer to the SPE, notwithstanding the fact that the Company acts as the collector or servicer of the TBC; the treatment of such transfer as a financing for federal, state or

----------------
8     The  Company,  directly  or  through  New  Sub,  will  make  a  capital contribution to the SPE in an amount anticipated to equal no less than 0.5% of the aggregate principal amount of the Transition Bonds. The capitalization amount will be held in a separate account (the "Capital Subaccount") as described in more detail below.
9     References to the SPE in this Petition  shall be deemed to mean  the SPE and/or New Sub, as appropriate in the context.

local tax purposes or financial accounting purposes; the capitalization of the SPE by the Company, directly or through New Sub; or the retention or acquisition of any rights listed in Section 23(a)(4) of the Act. The SPE will be a "financing entity" for purposes of the Act. Board approval of the SPE and the Transition Bond Transaction will constitute a finding that the SPE's activities will not violate any affiliate relation standards currently in effect or that the Board may adopt in the future.

            The SPE will issue and sell Transition Bonds, which will be either fixed or floating rate instruments, under an indenture ("Indenture") between the SPE and an institutional trustee (the "Bond Trustee"), and will purchase the Bondable Transition Property from the Company with the proceeds received from the sale of the Transition Bonds. The SPE will issue and sell the Transition Bonds in a negotiated, fully underwritten public offering as asset-backed securities ("ABS"). All prior securitizations of utility stranded costs in other jurisdictions have been structured as ABS and sold on a negotiated basis. The expertise of an underwriter is critical to the structuring, pricing and marketing of securities in the ABS market. Indeed, in other states where competitive bidding requirements generally exist, such as Massachusetts, competitive bidding of stranded cost securitization transactions either has been waived or has not been required. The Company believes that a negotiated sale, as opposed to one accomplished through competitive bidding, will ensure that the Transition Bonds will receive the highest possible credit rating from the rating agencies and will incur the lowest possible interest and transaction costs, in compliance with the requirement of Section 14(b)(4) of the Act that the Company's ratepayers pay the lowest TBC consistent with market conditions at time of pricing.

            All of the assets of the SPE, including, without limitation, the Bondable Transition Property and the other collateral of the SPE (the "Other SPE Collateral"), will be pledged as collateral to the Bond Trustee to secure the Transition Bonds. The Other SPE Collateral will include, without limitation:

            (1) the  rights  of the SPE under the  Transition  Bond  Transaction documents,  including  the  agreement  by which the SPE  acquires  the  Bondable
Transition Property; (2) the rights of the SPE under a servicing agreement by which the Company or any successor to the Company acts as servicer of the Bondable Transition Property; (3) the rights of the SPE under an administration agreement by which the SPE will be administered; (4) various trust accounts(10) of the SPE into which payments arising from the TBC,(11) together with the pledged funds of the SPE, will be deposited; (5) any investment earnings on amounts
---------------
10    Such  trust   accounts  are  the  general   account   (the   "General
Subaccount"), the Capital Subaccount, the reserve account (the "Reserve Subaccount") and the overcollateralization account (the "Overcollateralization Subaccount" and collectively, the "Collection Account").
11    The  Company  intends  to  reconcile  annually,  with  the  SPE,  the difference between actual TBC collections and deemed TBC collections.

held by the Bond Trustee; and (6) the equity capital of the SPE.

            While  the  Company  requests  that the Board  approve  Transition
Bonds with scheduled amortizations not exceeding 15 years at issuance in accordance with Section 14 of the Act, the Company also requests that the Board approve final legal maturities of up to two years beyond the expected final scheduled maturity date of each class of Transition Bonds (i.e., a maximum of 17 years in the case of the last such class). Rating agencies have required such additional time in similar securitization transactions in order to deliver their highest possible credit rating.(12) These objectives should result in lower interest costs, and thus benefits to ratepayers.

            A diagram of the proposed transaction is attached as Exhibit D to this Petition.

            b.    Recovery of Upfront Transaction Costs

            The Company will incur Upfront Transaction Costs as a result of the Transition Bond Transaction. Such costs are necessary to effectuate the Transition Bond Transaction and therefore must be included in the securitization on which the ratepayer savings embodied in the Recovery Order are based. Based on the current estimated initial Transition Bond offering of approximately $393 million, the Company estimates that such amount will include Upfront Transaction Costs of approximately $5.2 million which may vary, in part, based on, among other items, the underwriting fee, rating agency fees, accounting fees,

----------------
12    The additional  time acts as a "cushion" in the repayment of the bonds if there is a shortfall in expected TBC collections.

                                       -12

Securities and Exchange Commission registration fees, printing and marketing expenses, trustees' fees, legal fees, servicing set-up fees and the administrative costs of forming the SPE.
            Pursuant to the  Recovery  Order and the Act,  the Company  requests authority to recover the Upfront Transaction Costs from the proceeds of the sale of the Transition Bonds and to include such costs as Bondable Stranded Costs. Thus, the right to recover such amounts will constitute a portion of the Bondable Transition Property. To the extent prior payment is required, the Company will pay such costs and then will be reimbursed from the proceeds of the Transition Bonds.
            c.    Recovery of Capital Reduction Costs
            Pursuant to the  Recovery  Order and the Act,  the Company  requests authority to recover the costs, estimated at approximately $15.6 million, of retiring the Company's debt and/or preferred equity,(13) including any accrued interest, premium and other fees, costs and charges relating thereto, out of the proceeds of the sale of the Bondable Transition Property and to include such costs as Bondable Stranded Costs. Thus, the right to recover such amounts will constitute a portion of the Bondable Transition Property.(14) To the extent that both actual Capital Reduction Costs and actual Upfront Transaction Costs are greater or less than the Company estimates, any difference will

----------------
13    As  previously  noted,  there  will  be  no  Capital  Reduction  Costs associated with the retirement of common equity.

14    The specific issues and amounts to be retired will be determined based upon market conditions at the time of retirement and cannot currently be identified.

be applied to the market transition charge and will be included in a future true-up of that charge.

            d.    Ongoing Transition Bond Costs

            Pursuant to the Recovery Order and the Act, the Company requests that the Board authorize the recovery of the Ongoing Transition Bond Costs through the TBC. The primary Ongoing Transition Bond Costs are the periodic payments of principal and interest on the Transition Bonds. Other Ongoing Transition Bond Costs include the servicing fee (the "Servicing Fee") paid to the Company, in its capacity as the Servicer (as defined below), the ongoing costs of credit enhancement, if any, and the costs of overcollateralization. Ongoing Transition Bond Costs also include any unpaid Ongoing Transition Bond Costs from prior periods.

            The Company anticipates that there will be a small amount of additional Ongoing Transition Bond Costs associated with the Transition Bond Transaction, such as an administration fee, legal and accounting fees, directors or managers fees, rating agency fees, trustee fees and other costs of operating the SPE. These costs will be Bondable Stranded Costs as defined in the Act and will be recovered through the TBC in accordance with the Act, and the right to recover these costs as Bondable Stranded Costs will constitute a portion of the Bondable Transition Property.

            e.    Approval  of Final  Terms and  Conditions:  Transition  Bond
Transaction

Upon the pricing of the Transition Bonds and inaccordance with Sections 14 and 15 of the Act, the Board's Designee will file with the Board a certificate (i) approving the pricing of the Transition Bonds and (ii) stating that the structure and pricing of the Transition Bonds assures that the Company's ratepayers pay the lowest TBC consistent with market conditions and the terms of the Financing Order. Such certificate will represent the Designee's final and irrevocable approval of the pricing of the Transition Bonds and the terms and conditions of the Transition Bond Transaction. Such terms and conditions, including the expected principal amortization schedule (the "Expected Amortization Schedule"), will be fixed based on such approved pricing, and will include scheduled amortization up to 15 years and legal maturities of up to 17 years, as are required to obtain the highest possible credit rating on the Transition Bonds. Payments on the Transition Bonds will be made semi-annually or quarterly, depending upon market conditions at the time of pricing. It is anticipated that the sum of principal and interest payments in the Transition Bond Transaction will be levelized as in a mortgage amortization, although the ultimate Expected Amortization Schedule may be altered as a result of market conditions or rating agency requirements. The associated MTC-Tax collections may be adjusted from time to time to reflect the changing principal and interest components of the Transition Bond debt service.

            If the structure, pricing, terms and conditions meet the requirements discussed above, the Company will be authorized under the Financing Order to undertake the Transition Bond Transaction. Prior to the pricing of the Transition Bonds, the Designee may obtain from the Board's financial advisors recent secondary market trading levels of existing utility stranded cost securitization bonds, to the extent such information is available through public sources. To the extent such information is available, it is anticipated that such information may, in part, be considered in connection with the pricing of the Transition Bonds. The Designee may also conduct conference calls and meetings with the Board's financial advisors to discuss the background of the ABS market, current market conditions, investor perception of recent utility stranded cost securitization bond issues, pricing levels of ABS and recent secondary market trading levels, to the extent available. Finally, the Designee may elect to be present at pricing, either in person or by telephone.

            Not later than the closing of the Transition Bond Transaction, the Company will confirm to the Board, in an "Issuance Advice Letter", the actual interest rates on the Transition Bonds, the Expected Amortization Schedule, the Required Overcollateralization Schedule (as defined in paragraph 5.f below) and the initial TBC and MTC-Tax, which will be calculated using the methodology approved in the Financing Order and described in Attachment E-3 to Exhibit E. At such time, the Company will also file revised tariff sheets with the Board setting forth the initial TBC and the Market Transition Charge. The Issuance Advice Letter will also include a reconciliation between the TBC and the Market Transition Charge to reflect the actual structure and terms of the Transition Bonds, as compared to the terms assumed in the Recovery Order. The initial TBC and MTC-Tax and related revised tariff sheets will become effective the same day the Company files the Issuance Advice Letter and the revised tariff sheets, without further action by the Board.

            f.    TBC

            In accordance with Section 18 of the Act, the TBC shall apply equally to each ratepayer, regardless of class, based on the amount of electricity delivered to each ratepayer through the transmission and distribution system of the Company or any Successor Utility. The TBC will be periodically adjusted, from time to time, in accordance with the methodology approved in the Financing Order, to a level intended to recover the Ongoing Transition Bond Costs, including without limitation: (i) the principal of (determined in accordance with the Expected Amortization Schedule as detailed in the Issuance Advice Letter), and interest on, the Transition Bonds authorized by the Board in the Financing Order; (ii) the costs of operating and administering the SPE; (iii) the costs of servicing the Transition Bonds, including the Servicing Fee and trustee fees, expenses and indemnities; (iv) amounts required to fund or replenish the Overcollateralization Subaccount in accordance with the overcollateralization schedule (the "Required Overcollateralization Schedule") confirmed in the Issuance Advice Letter; (v) the reimbursement of any amounts withdrawn from the

Capital Subaccount; and (vi) the ongoing annual expenses of any other credit enhancement arrangement.

            In Attachment E-3 to Exhibit E, the Company sets forth the methodology by which it proposes to establish and adjust from time to time the TBC and the MTC-Tax. The TBC and the MTC-Tax will be set and adjusted based on assumptions described in Attachment E-3 to Exhibit E, as those assumptions are adjusted from time to time, based on various factors including but not limited to energy sales forecasts, ratepayer payment and charge-off patterns, defaults by third party suppliers (as described herein), the Ongoing Transition Bond Costs (including unpaid amounts from prior periods and replenishment of credit enhancement, if applicable) and, with respect to the MTC-Tax, the applicable income tax rates in effect from time to time. In Attachment E-2 to Exhibit E, the Company projects the initial TBC and MTC-Tax using the methodology described in Attachment E-3 to Exhibit E and assuming the Ongoing Transition Bond Costs as shown in Attachment E-1 to Exhibit E.

            The TBC will remain in effect until the SPE, as owner of the Bondable Transition Property, has received TBC collections sufficient to pay all Ongoing Transition Bond Costs and Bondable Stranded Costs.

           Each ratepayer's monthly bill will note that a portion of the charges on such bill represents amounts being collected on behalf of the SPE as owner of the Bondable Transition Property.

            g.    Periodic Adjustments to the TBC and MTC-Tax

            Section 15 of the Act requires that the Financing Order provide for mandatory periodic adjustments (each, a "TBC True-Up") to be made by the Board at least annually upon petition of the Company, its assignee or a financing entity, to ensure receipt of revenues sufficient to make payments related to Ongoing Transition Bond Costs (including unpaid amounts from prior periods and replenishment of credit enhancements, if applicable) by the payment date designated by the Company in its TBC True-Up filing, such that the Transition Bonds will be retired in accordance with the Expected Amortization Schedule. The TBC True-Up must be formula-based and the Company intends to use the formula-based methodology described in Attachment E-3 to Exhibit E. As Servicer, the Company will be responsible for filing with the Board documentation for any TBC True-Up. (The Company, as servicer under the servicing agreement, and any successor to the Company as servicer are herein referred to as the "Servicer".) Although the Company, as Servicer, expects to file for TBC True-Ups at least annually, the Company requests authorization to file for adjustments as often as quarterly (or monthly in the last year before the scheduled maturity of the Transition Bonds and continuing until final maturity of the Transition Bonds) as may be determined to be necessary to achieve the highest possible credit rating. Each TBC True-Up will become effective 30 days after filing thereof with the Board absent a determination by the Board of manifest error. Under Section 15 of the Act, the Company, as Servicer, shall propose such TBC True-Ups in a filing with the Board made at least 30 days in advance of the proposed effective date. Such TBC True-Up shall become effective on an interim basis on such date and, in the absence of a Board order to the contrary finding a manifest error, shall become final 60 days thereafter.

            As provided in the Recovery Order, the Company will be entitled to request, and the Board will approve, mandatory periodic adjustments of the MTC-Tax (the "MTC-Tax True-Up"). Each MTC-Tax True-Up will be made at least annually to reconcile the income tax recovered to the income taxes required to be assessed to the Company on the taxable net revenue from the TBC. The reconciliation will be made in the same manner and at the same time as the TBC True-Up to ensure receipt of revenues sufficient to assure recovery of the MTC-Tax. Upon petition of the Company, the MTC-Tax will be adjusted based upon assumptions described in Attachment E-3 to Exhibit E to this Petition, as those assumptions are adjusted from time to time in accordance with such Attachment E-3. No delay in the MTC-Tax True-Up will influence or affect the TBC True-Up.

       The Company also requests that the Board grant the Company authority to make "non-routine" adjustments to the TBC and the MTC-Tax. Such filings for non-routine adjustments would be made to accommodate changes to the methodology described in Attachment E-3 to Exhibit E. Any such filing must be made at least 90 days prior to the proposed effective date, and will be subject to Board approval before implementation.

            h. Remittance of the TBC Collections

            Unless permitted to do so on a monthly basis by the rating agencies, the Servicer will remit daily to the Bond Trustee payments arising from the TBC, based on the Company's collection history. If such amounts are not required to be remitted to the SPE daily, the Servicer may, as authorized by Section 15 of the Act, commingle such amounts with other ratepayer payments until the Servicer remits such amounts to the Bond Trustee.

            Payments from each ratepayer will be applied first to sales taxes (which the Company will collect as trustee for the State and not for its own account or that of the SPE, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be allocated: (i) to the TBC; (ii) to the MTC-Tax; and (iii) to the Company's other charges, pro rata, based on the proportions that the TBC, the MTC-Tax and the Company's other charges bear to the total charges billed. If the Transition Bonds are issued in more than one series by more than one SPE, partial payments of the TBC will be allocated to the respective SPEs for the Transition Bonds so issued, pro rata, based on the proportions that the TBC representing the Bondable Transition Property and any TBC established pursuant to other subsequent financing orders bear to the total TBC billed.

            The amounts remitted by the Servicer to the Bond Trustee (the "Deemed TBC Collections"), will be retained by the Bond Trustee until it pays to the appropriate parties all periodically required Ongoing Transition Bond Costs, including scheduled principal and interest payments, Servicing Fees, other fees and expenses and any unpaid amounts from prior payment dates related to the aforementioned. These payments are expected to be made on a quarterly basis. The Bond Trustee will hold all Deemed TBC Collections received from the Servicer from the remittance date to the distribution date in the General Subaccount of the Collection Account. The Bond Trustee will invest the funds in the Collection Account in securities that mature on or before the next scheduled distribution date, in accordance with rating agency criteria for investment of such funds.

            Investment earnings on funds in the Collection Account held by the Bond Trustee may: (i) be used to satisfy currently scheduled interest and principal payments on the Transition Bonds and other Ongoing Transition Bond Costs; (ii) be used to restore Capital Subaccount amounts previously withdrawn therefrom to meet periodically required Ongoing Transition Bond Costs; and (iii) be applied to meet the Required Overcollateralization Schedule. Investment earnings on funds in the Collection account in excess of the amount applied as described above will be held in the Reserve Subaccount, except for such investment earnings in the Capital Subaccount, which will be distributed to the SPE.
                                      -22-

             Upon retirement of all outstanding Transition Bonds, including payment of all interest thereon, and the payment of all related Ongoing Transition Bond Costs and Bondable Stranded Costs, any remaining amounts held by the Bond Trustee will be released to the SPE, and ultimately distributed to the Company. The Company will credit, against the distribution charges it bills to its ratepayers, any amounts so received from the SPE that exceed the initial amount of the equity contribution to the SPE and the investment earnings on funds in the Capital Subaccount, less any amount of any unpaid MTC-Tax amounts.

            i.    Credit Enhancement

            The Transition Bond documents will provide for the TBC True-Up as is authorized by Section 15 of the Act as described in paragraph 5.g above and for overcollateralization amounts as described below or other means of credit enhancement as required by the rating agencies or taxing authorities.

            A portion of the TBC will be applied to an "overcollateralization amount" which will be deposited into the Overcollateralization Subaccount to meet the Required Overcollateralization Schedule. The collection of the overcollateralization amount will be in addition to the collection of the principal (which will be collected in accordance with the Expected Amortization Schedule) and interest payable on the Transition Bonds, and the collection of the other Ongoing Transition Bond Costs, all of which will be recovered through the TBC. The total overcollateralization requirement needed to satisfy rating agency requirements, which will be no less than 0.5% of the initial Transition Bond balance, will be determined by the Company prior to the time the Transition Bonds are priced, based on criteria from the rating agencies, and will be reflected in the Issuance Advice Letter.

            All of the components of the TBC, including overcollateralization amounts, will be incorporated into each TBC True-Up to the extent necessary.

            The Company will reduce the distribution charges payable by its ratepayers by an amount equal to the amount remaining in the Collection Account (including amounts in the Overcollateralization Subaccount), except for amounts in the Capital Subaccount including any investment earnings on funds in such subaccount, after payment in full of all Ongoing Transition Bond Costs and Bondable Stranded Costs, less the amount of any unpaid MTC-Tax charges. Thus, credit enhancement in the form of overcollateralization will not reduce customer benefits from the Transition Bond Transaction.

            j.    Formation of SPE and New Sub

            The Company will form the SPE and New Sub prior to the issuance of the Transition Bonds. The SPE will be a wholly-owned, non-utility, indirect subsidiary of the Company and is expected to be a Delaware limited liability company. In the alternative, the SPE may be a Delaware business trust. New Sub will be a Delaware corporation and a wholly-owned subsidiary of the Company.

The fundamental organizational documents of the SPE will impose significant limitations upon the permitted activities of the SPE. The Company or New Sub, if it is formed, will be the sole member of the SPE, but the ability of New Sub to take actions as the holder of the equity interest therein will be limited. For example, the SPE will be formed for the limited purpose of acquiring the Bondable Transition Property and Other SPE Collateral and issuing and selling the Transition Bonds. The SPE will not be permitted to engage in any other activities, and will have no assets other than the Bondable Transition Property and Other SPE Collateral.

            k.    Bondable Transition Property

            The Company's Bondable Transition Property will consist of (i) the irrevocable right to charge, collect and receive, and be paid from collections of, the TBC in the amount necessary to provide for the full payment of Ongoing Transition Bond Costs and Bondable Stranded Costs, (ii) all rights of the Company under the Financing Order, including, without limitation, all rights to obtain periodic adjustments of the TBC pursuant to TBC True-Ups and (iii) all revenues, collections, payments, money and proceeds arising under, or with respect to, the TBC. Pursuant to Sections 16 and 22 of the Act, when the Company receives payment for the Bondable Transition Property from the SPE, the Bondable Transition Property will constitute a vested presently existing property right which will continuously exist as property for all purposes as provided in the Act and the Financing Order, whether or not the revenues and proceeds arising with respect thereto have accrued and notwithstanding the fact that the value of the property right will depend upon consumers using electricity or the Servicer performing services. The validity of any sale, assignment or other transfer of the Bondable Transition Property will not be defeated or adversely affected by the commingling by the Company of revenues recovered or payments arising from amounts billed, collected and received on account of the Bondable Transition Property with other funds of the Company.

            l.    Transfer of Bondable Transition Property to SPE

            The Company requests that the Board approve the transfer by the Company of the Bondable Transition Property to the SPE in one or more transactions each of which, in accordance with Section 23 of the Act, will be treated as a true sale and absolute transfer to the SPE, for bankruptcy purposes, even though such transactions may be treated as a financing, and not a sale, for federal and state tax purposes, for financial accounting purposes or for other purposes. The SPE will have all of the rights originally held by the Company with respect to the Bondable Transition Property, including the right to exercise, through the Company or any Successor Utility, any and all rights and remedies to collect any amounts payable by any ratepayer in respect of the Bondable Transition Property. Under no circumstances will the holders of the Transition Bonds have the right to enforce the ratepayers' obligations to pay such amounts. The SPE will thus have the right to direct the Company or any Successor Utility to discontinue electric power supply to a particular ratepayer to the extent permitted in accordance with law and any applicable regulations. The SPE and other third parties, however, will not have any right to exercise any direct control over the distribution and transmission system of the Company. Any direction to the Company or any Successor Utility to shut off the electric power supply to a ratepayer would be subject to Board policies and procedures and any applicable laws then in effect.

            The agreement which will govern the transfer of the Bondable Transition Property to the SPE may include representations and warranties with respect to, among other things, the Act, the validity of the Financing Order and the Bondable Transition Property and the title thereto, and may provide specific covenants, indemnities and/or repurchase obligations in connection with such transfer for the benefit of the holders of Transition Bonds.

            m.    Issuance of Transition Bonds

            The Company requests that the Board approve the issuance of Transition Bonds by the SPE. The Transition Bonds will, by their terms, permit the holders to have recourse only to the SPE's credit and assets, and will be secured by a pledge to the Bond Trustee of all of the right, title and interest of the SPE in its Bondable Transition Property and Other SPE Collateral. Transition Bonds may be issued in series and classes with different terms.

            n.    Non-bypassable Transition Bond Charge

            Under Section 18 of the Act, the TBC is non-bypassable and will be assessed against and collected from all ratepayers of the Company or any Successor Utility until all Ongoing Transition Bond Costs and Bondable Stranded Costs are paid in full, even past the legal maturity, except as provided in
Section 28 of the Act. The TBC shall apply equally to each ratepayer, regardless of class, based on the amount of electricity delivered to the ratepayer through the transmission and distribution system of the Company or of any Successor Utility.

            o.    Electric Power Suppliers

            The Transition Bond Transaction currently contemplates that the Company, in its capacity as Servicer, will have sole responsibility for the billing, collection and remittance of the TBC. There is the possibility, however, that a third party electric power supplier ("EPS") may seek to assume such role. Permitting an EPS to bill, collect and remit the TBC in place of the Company may increase the risk of shortfalls in TBC Collections or MTC-Tax collections by exposing the cash flow to potential interruption due to the default, bankruptcy or insolvency of the EPS. This potential interruption will increase risks to investors, and may result in an increase to the required credit enhancement for, reduction of the credit rating of, and/or an increase in the interest rate on, the Transition Bonds. Additionally, such EPS billing may necessitate an increase to the TBC or to the MTC-Tax component if EPS billing causes interruption or delay in payment to the Servicer.

            In order to mitigate against these risks, satisfy rating agency requirements and reduce the cost to ratepayers, the Company requests that any EPS the Board authorizes to bill, collect and remit the TBC be required to comply with the billing, collection and remittance procedures and information access requirements set forth below. These procedures and requirements are comparable to those in effect in other states in which utilities have securitized their stranded costs. These requirements are largely derived from rating agencies' criteria. Attached as Exhibit F is a comparison of the guidelines required in different jurisdictions for EPSs or their equivalents, and the guidelines proposed by the Company for the Transition Bond Transaction.

            The Company requests that the Board authorize an EPS to bill and collect the TBC and associated MTC-Tax with respect to power sold by it, for remittance to the Servicer, only if (i) such EPS agrees to remit the full amount of all charges it bills to customers for services provided by the Company, together with amounts related to the TBC and the MTC-Tax, regardless of whether payments are received from such customers, within 15 days of the Company's (or any successor Servicer's) bill for such charges; (ii) such EPS agrees to provide the Servicer with total monthly kWh usage information for each customer in a timely manner to enable the Servicer to fulfill its obligations, because such information is the basis for assessing the required level of such remittances; and (iii) the Servicer is entitled, seven days after a default by the EPS in remitting any charges payable to the Company, including amounts related to the TBC and the MTC-Tax, to assume responsibility for billing all charges for services provided by the Company or any Servicer, including the TBC and the MTC-Tax, or to transfer such billing responsibility to a qualifying third party. In addition, if and so long as such EPS does not maintain at least a "BBB" (or the equivalent) long-term unsecured credit rating from Moody's Investors Service and Standard & Poor's, such EPS would be required to maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to two months' maximum estimated collections of all charges payable to the Company, including amounts related to the TBC and the MTC-Tax, as agreed upon by the Company (or any successor Servicer) and the EPS. In the event of a default in the remittance of any such amounts by an EPS, any shortfall in TBC Collections or MTC-Tax collections by an EPS would be included in the TBC True-Up and the MTC-Tax True-Up as described in Exhibit E.

            p.    Servicing

             Pursuant to Section 22 of the Act, the Company will enter into a servicing agreement with the SPE to perform servicing functions on behalf of the SPE. Under such servicing agreement, the Company will act as Servicer of the Bondable Transition Property. The Company will be responsible for compiling customer kWh billing and usage information, and for billing, collecting and remitting payments arising from the TBC.

            The Company, as Servicer, will contract with the SPE to collect amounts in respect of the TBC for the benefit and account of the SPE, and to account for and remit these amounts to or for the account of the SPE. The servicing agreement will provide that the Company, as initial Servicer, may not voluntarily resign from its position as Servicer without obtaining the prior approval of the Board or if such resignation will result in the reduction or withdrawal of the credit ratings of Transition Bonds then in effect. If the Company defaults under the servicing agreement, or if the Company were required to discontinue its billing and collection functions, a successor Servicer acceptable to the Bond Trustee and the rating agencies and meeting such criteria as the Board may establish therefor, will replace the Company, as Servicer, and will assume such billing and collection functions. Criteria for appointing a successor Servicer include, among other things, credit and data-processing quality and expertise in performing servicing functions related to the Transition Bond Transaction.

            If the Company ceases acting as Servicer, the Servicing Fee discussed below will be paid directly to the successor Servicer and the Company's future rates will not be adjusted to reflect this loss of revenues.

            The servicing agreement may include the Company's representations, warranties, agreements, covenants and indemnities for the benefit of the holders of Transition Bonds.

            An annual Servicing Fee equaling 0.10% (10 basis points) of the initial principal balance of the Transition Bonds, which may be payable on Transition Bond payment dates or more frequently, will be recovered through the TBC.(15) The Servicing Fee represents a reasonable good faith estimate of the Company's incremental cost to service Transition Bonds, which will involve activities including billing, monitoring, collecting, receiving, accounting for and remitting the payments arising from the TBC, systems modifications related to the TBC including billing, monitoring, collecting and remitting the payments arising from the TBC, reporting requirements imposed by the servicing agreement, procedures required to coordinate with each EPS, required audits related to the Company in its capacity as Servicer and legal and accounting fees related to the servicing obligation, together with a reasonable net return. The Servicing Fee is comparable to one negotiated at arms-length and thus protects the "bankruptcy-remote" nature of the SPE. The Servicing Fee, if paid to the Company, will be lower than the Servicing Fee paid to a successor Servicer. Because any successor Servicer would not bill the TBC concurrently with charges for other services, as would the Company, such successor Servicer would incur higher costs and require a larger annual Servicing Fee. The rating agencies expect an annual Servicing Fee as high as 1.25% of the original Transition Bond principal

----------------
15    By way of example,  if the initial principal balance of the Transition
Bonds is $393 million, the annual Servicing Fee will be $393,000.

amount to be authorized in the Financing Order for any such successor Servicer. Such increase in the Servicing Fee will be reflected in Ongoing Transition Bond Costs and recouped through a corresponding increase in the TBC. This higher Servicing Fee would assure that a successor Servicer would be willing to act as Servicer.

            q.    Tax Recoveries - Accounting and Related Issues
            Pursuant to the Recovery Order, the Company has been directed to recover the federal income taxes and state corporate business taxes associated with the collection of the TBC through the ongoing collection of the MTC-Tax, until the SPE has received full payment of principal of and interest on the Transition Bonds. However, if the state tax ruling is received and the structure discussed in paragraph 5.a above is adopted, there will be no state corporate business taxes included in the MTC-Tax. In any event, the Recovery Order authorizes the MTC-Tax to be collected over essentially the same period as the TBC. The Recovery Order also directs that the MTC-Tax be subject to mandatory periodic adjustment (at the same time and in the same manner as the TBC) to reconcile the MTC-Tax collections with the income tax required to be assessed on the taxable revenue from the TBC and the MTC-Tax. The Company will maintain separate accounting for the MTC-Tax collections and the Bondable Transition Property. As provided in Section 23(a)(4) of the Act, the Company's retention of the MTC-Tax until remittance to the appropriate taxing authority will in no way affect or impair treatment of the transfer of the Bondable Transition Property to the SPE as a true sale and absolute transfer for bankruptcy purposes, or otherwise affect the legal rights and attributes of the Bondable Transition Property under the Act.

            r.    Deferred Income Taxes

            The regulatory treatment of the deferred income taxes attributable to Oyster Creek provided for in the Recovery Order will be subject to the Company's receipt of a ruling from the IRS to the effect that such treatment is in compliance with all of the normalization requirements applicable under the Internal Revenue Code (the "Code"). As soon as is reasonably practicable, the Company will file a request for such a ruling with the IRS. If the IRS should determine that the treatment of the deferred income taxes as provided for in the Recovery Order would fail to comply with any of the normalization requirements applicable under the Code, the Company requests that the Board allow the amount or amounts so determined not to be in compliance with such normalization requirements to be recoverable through the market transition charge or, if the Company so elects, through the TBC. Thus, the Company further requests that the Board permit the securitization of such additional amount through the issuance of Transition Bonds in the Transition Bond Transaction, if the Company so elects.

            6.    RATEPAYER BENEFITS AND RELATED FINDINGS
            In connection with its issuance of the Recovery Order the Board has found that (i) the Company has taken all reasonable measures, and has the appropriate incentives or plans in place to take reasonable measures, to mitigate the total amount of its recoverable stranded costs, (ii) the Company could not achieve the level of rate reduction deemed by the Board to be necessary and appropriate pursuant to the provisions of Sections 4 and 13 of the Act, as embodied for the benefit of ratepayers in the Recovery Order, absent the issuance of Transition Bonds and the recovery of the MTC-Tax for the term of the Transition Bonds, and (iii) the issuance of the Transition Bonds provides tangible and quantifiable benefits to ratepayers, including greater rate reductions than would have been achieved absent the issuance of the Transition Bonds and net present value savings over the term of the Transition Bonds.

            As previously noted, the rate reductions embodied in the Recovery Order already anticipate and incorporate net present value savings and rate reductions resulting from the anticipated issuance of the Transition Bonds. The Company could not have provided such rate reductions without the securitization that is the subject of this Petition and, therefore, such rate reductions are greater than would be possible if the Transition Bonds were not to be issued. Based upon its most recent rate case, the Company has a pre-tax rate of return of 14.38%, which is equivalent to an after-tax rate of return of 8.46%, resulting in net present value savings of approximately $140 million, as compared to recovery of, and a return on, the net Oyster Creek investment at the Company's authorized rate of return (see

Exhibit A). The rate reduction reflected in the Recovery Order with respect to Oyster Creek took effect on August 1, 1999. The TBC reflected in the Recovery Order was calculated based on projected interest rates and amortization terms of the Transition Bonds. If such projections are inaccurate, the market transition charge will be adjusted to account for any discrepancy. Pricing, structure, terms and conditions of the Transition Bonds will be approved by the Designee in accordance with the Financing Order and such items will be confirmed to the Board in the Issuance Advice Letter.

            7.    USE OF PROCEEDS
            The SPE will remit the proceeds, net of underwriting discount, other Upfront Transaction Costs and Capital Reduction Costs, from the sale of Transition Bonds to the Company in consideration for the Company's transfer of its Bondable Transition Property to the SPE. In accordance with Section 14 of the Act, the Company will use such proceeds, after paying the Upfront Transaction Costs, to reduce its Bondable Stranded Costs through the retirement of its debt or equity, or both, including transactions completed prior to the issuance of the Transition Bonds. Attached as Exhibit G is a pro forma capitalization table for the Company giving effect to the Transition Bond Transaction and the use of proceeds therefrom.

8.    RELATED ISSUES
            There  are  several   related   issues  that  have  a  potentially
significant impact on the Transition Bond Transaction, as described below.
            a.    Tax Considerations

            The Company's undertaking of the Transition Bond Transaction will be subject to the Company obtaining rulings from the IRS to the effect that, for federal income tax purposes, (i) the Transition Bonds to be issued pursuant to the Financing Order will be treated as obligations of the Company, and (ii) neither the issuance of the Financing Order nor the issuance of the Transition Bonds pursuant to the Financing Order will result in gross income to the Company. As soon as practicable after the filing of this Petition, the Company will file an application with the IRS requesting it to issue the foregoing rulings. Although the Company believes that the IRS will issue such rulings on the basis of the terms of the Transition Bond Transaction and the Financing Order described in this Petition, the Company reserves the right to request the Board to authorize changes in such terms, if the IRS should require such changes in order to issue the requested ruling.

            b.    Accounting and Financial Reporting

            The Transition Bonds are expected to be recorded in accordance with generally accepted accounting principles ("GAAP") as long term debt on the balance sheet of the SPE for financial reporting purposes. Because such SPE will be a wholly-owned subsidiary of the Company, GAAP requires that such SPE be consolidated with the Company for financial reporting purposes. Therefore, the SPE's debt will appear on the consolidated balance sheet of the Company in its financial statements filed with the Securities and Exchange Commission.
            While the TBC and the MTC-Tax will be part of regulated rates charged to ratepayers, for purposes of financial reporting to the Board the Company will exclude the SPE's debt from its capital structure and exclude interest on the Transition Bonds and other Ongoing Transition Bond Costs from its regulated cost of service in any future base rate proceeding.

            The Transition Bond Transaction is not expected to impact the Company's credit ratings, as it is expected that the rating agencies will determine that the Transition Bonds, which are not supported by the Company's general revenue stream and not collateralized by its assets, do not adversely affect the Company's creditworthiness. Therefore, it is anticipated that the rating agencies will exclude the Transition Bonds as debt for purposes of calculating financial ratios.

            c.    Rating Agency Considerations

            (i)   Bankruptcy-Related Opinions

            At the time Transition Bonds are issued, the rating agencies will request opinions of bankruptcy counsel providing assurance that the Bondable Transition Property will not be treated as property of the Company if the Company were to declare bankruptcy. To receive such treatment, the transfer of the Bondable Transition Property from the Company to the SPE must constitute a "true sale" for bankruptcy purposes such that if the Company were to become the subject of a bankruptcy or insolvency case, the Bondable Transition Property would not be part of its bankruptcy estate and therefore would not be subject to the claims of its creditors.

            Another element of the bankruptcy analysis focuses on the separate legal status of the Company and the SPE. Although the Company will wholly-own the SPE, the Transition Bond Transaction will be structured so that, in the event of a bankruptcy of the Company, the SPE's separate legal existence would be maintained and the assets and liabilities of the SPE would remain separate from the estate of the Company, thus insulating bondholders from the risk of the Company's bankruptcy. The structural elements supporting such separate existence include requirements that the SPE be adequately capitalized, that the Company be adequately compensated for the servicing functions it performs in billing the TBC and collecting and remitting payments arising from the TBC based on a fee that is comparable to one negotiated at arms-length, and that the Company and the SPE take steps to ensure that creditors are not misled as to their separate existence. Without these structural protections, a bankruptcy court might invoke the doctrine of "substantive consolidation" and disregard the SPE's separate existence.

            (ii)  Credit Enhancement

            Credit enhancements are mechanisms that provide investors with added assurance that they will timely recover their principal and interest as scheduled. Examples of credit enhancement generally provided by the sellers of transition property in securitization transactions or from proceeds of transition bonds include: (i) the capitalization of the SPE; (ii) true-up mechanisms; (iii) overcollateralization amounts; and (iv) liquidity reserves, if applicable. Examples of credit enhancement provided by third parties include bond insurance and letters of credit.(16) The Transition Bond Transaction will incorporate the TBC True-Up authorized by Section 15 of the Act as described above and will provide for the Capital Subaccount and the overcollateralization amounts deposited into the Overcollateralization Subaccount in accordance with the Required Overcollateralization Schedule or other means of credit enhancement as may be required by the rating agencies.

            The purpose of the overcollateralization amounts is to provide security to investors and to enhance the credit rating of Transition Bonds by providing an additional amount to cover any shortfall in TBC Collections. As a result, a portion of the TBC will be applied to collect overcollateralization amounts over time, which will be deposited into the Overcollateralization Subaccount in accordance with the Required Overcollateralization Schedule. The collection of the overcollateralization amounts is in addition to the collection of principal (which will be paid periodically in accordance with the Expected Amortization Schedule) and interest payable on the Transition Bonds, and the collection of other Ongoing Transition Bond Costs recovered through the TBC. As discussed in paragraph 5.i, the total

----------------
16    Generally,  the use of  overcollateralization  is less  expensive than such third party credit enhancement.

overcollateralization requirement will be determined by the Company based on the requirements of the rating agencies and tax authorities prior to pricing and will be submitted to the Designee for approval at pricing. As with other components of the TBC, the overcollateralization amount component, any deficiencies from past due payments and any excess in Deemed TBC Collections deposited in the Collection Account will be incorporated into the TBC True-Up.

            Ratepayers will receive credit equal to any amounts in the collection Account so received from the SPE remaining after payment in full of Ongoing Transition Bond Costs and Bondable Stranded Costs, to the extent such amounts exceed (i) the initial amount of the Company's equity contribution to the SPE and (ii) the investment earnings on funds in the Capital Subaccount. Thus, overcollateralization amounts and excess TBC collections will not reduce customer benefits from the Transition Bond Transaction.

            d.    Allocation of Collection Shortfalls

            In order to preserve the bankruptcy-remote status of the Bondable Transition Property and Other SPE Collateral once it is transferred to the SPE, the Company may not have any claim on the Bondable Transition Property. In its capacity as Servicer, the Company will collect the TBC with other charges for services rendered by the Company in its capacity as a transmission and distribution utility. If the Company collects less than the full amount that is billed to such ratepayers, it will not favor itself over the SPE, as owner of Bondable Transition Property. As described above, upon the issuance of Transition Bonds, amounts collected from a ratepayer will be applied first to sales taxes (which the Company will collect as trustee for the State and not for its own account or that of the SPE, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be allocated to the TBC, to the MTC-Tax and to the Company's other charges, pro rata, based on the proportions that each of such charges bears to the total charges billed. If the Transition Bonds are issued in more than one series by more than one SPE, partial payments of amounts deemed to be TBC collections will be allocated to the respective SPEs for the Transition Bonds so issued, pro rata, based on the proportions that the TBC servicing the Bondable Transition Property and any TBC established pursuant to other subsequent financing orders bear to the TBC billed.

            e.    SPE Administration and Other Transactions With the SPE

            The SPE will enter into an administration agreement with GPU Service, Inc. ("GPUS"), an affiliate of the Company, pursuant to which GPUS will perform ministerial services and provide facilities for the SPE so that it is able to perform such day-to-day operations as are necessary to maintain its existence and satisfy its obligations under the Transition Bond Transaction documents. GPUS will be paid an administration fee of an amount equal to its costs in accordance with the Public Utility Holding Company Act of 1935. The periodic costs associated with such fee will be included in the Ongoing Transition Bond Costs for such period.

            WHEREFORE, the Company therefore prays that your Honorable Board approve the Company's proposal by issuing an irrevocable bondable stranded costs rate order to authorize (1) the imposition of a non-bypassable TBC and the collection of such charge, (2) the sale of the right to receive such charge to an approved financing entity, (3) the issuance of Transition Bonds by a financing entity to recover the Company's Bondable Stranded Costs and to apply the proceeds of such bonds to retire the Company's outstanding debt, equity or both, and (4) the methodology for the calculation and adjustment of the transition bond charge and the MTC-Tax related thereto.

                                    Respectfully submitted,

Dated:  August 25, 1999             BERLACK, ISRAELS & LIBERMAN LLP
                                    Attorneys for Petitioner,
                                    Jersey Central Power & Light
                                    Company, doing business as
                                    GPU Energy

                                    By:   /s/ M. B. Lasky
                                        -----------------------------
                                          Marc B. Lasky
                                             Of Counsel

                                          65 Madison Avenue
                                          Morristown, New Jersey  07960
                                          (973) 644-3400

                                    AFFIDAVIT
                                       OF
                                  VERIFICATION

            Michael J. Filippone, being duly sworn upon his oath, deposes and says:

            1. I am Director of Rates - New Jersey for Jersey Central Power & Light Company, doing business as GPU Energy, the Petitioner named in the above-captioned matter, and I am duly authorized by said Petitioner to make this Affidavit of Verification on its behalf.

            2. I have read the contents of the foregoing Verified Petition, and have reviewed the underlying documentation regarding the Petitioner's request for a bondable stranded costs rate order. Based thereon, I hereby verify that the statements of fact and other information contained therein are true and correct to the best of my knowledge, information and belief.

                                          /s/ M. J. Filippone
                                          -------------------
                                           Michael J. Filippone


Sworn to and subscribed before
me this 24 day of August, 1999


--------------------------------------

                                    EXHIBIT E

Attachment E-1    Debt Design

Attachment E-2    Transition  Bond  Charge  (TBC):   Charge   Development  and
                  True-up; MTC-Tax:  Charge Development and True-up

Attachment E-3    Development of Transition  Bond Charge,  MTC-Tax and True-up
                  Methodology


                                                                       Exhibit A

                                                                  Calculation of Estimated Customer Savings
                                                                  -----------------------------------------

                                                                    Traditional
                        ($Millions)                                 Ratemaking    Stipulation       Securitization
                                                                        (1)           (2)               (3)

 Net Plant (incl. M&S Inventory) @ July 31, 1999                        609            609              609
Plant Additions @ August 31, 2000                                         4              4                4
Less:  Accum. Depre / Amort (August 1999 to August 2000)                 68             37               37
Net Plant (Incl. M&S Inventory) @ August 31, 2000                       545            576              576

 Accum. Deferred Income Taxes @ August 31, 2000                         (77)           (95)             (95)
 Deferred Taxes - Plant Retirement                                     (109)          (109)            (109)

 Net Rate Base-Related Investments @ September 1, 2000                  359            372              372
 Projected Securitization Transaction Costs                                                              21
                  Total Securitization                                                                  393

Total Revenue Requirements:

Depreciation                                                            613
Return on Rate Base Investment @ 14.38%                                 351

Amortization (August 1999 to August 2000)                                               37               37
Return on Regulatory Assets @ 7% (8/1999 to 8/2000)                                     37               37

Annuity Debt Service @ 7% (12 Years)                                                   563
Tax Gross-Up (Assumed 40.85%)                                                          244

Securitization Debt Service @ 7% (15 Years)                                                             648
MTC-Tax Gross-up (Assumed 35%)                                                                          202

           Cumulative Revenue Requirements                              964            881              924
             NPV Revenue Requirements (4)                               660            520              495

               NPV Customer Savings (5)                                                140

             NPV Securitization True-up (6)                                                              25

Note:
(1) Assumed traditional ratemaking treatment of O.C. net investments @ allowed ROR (14.38% pre-tax) through year 2009.

(2)     Based on BPU Summary Order on O.C. net investments annuity @ 7% over 12 years (mirroring a securitization).
                                        1


Note cont'd:

(3) Assumed securitization on O.C. net investments and related transaction costs @ 7% over 15 years.
(4)     Discount rate @ 8.46%.
(5) Customer savings already reflected in rates effective August 1, 1999 as part of the 5% rate reduction per Stipulation and Summary Order.
(6) Reflects NPV revenue requirements difference between annuity (per Stipulation and Summary Order) and the proposed securitization. Any incremental difference will be reflected in MTC collections and credited to the Deferred Balance as defined in the Summary Order.

                                                                       Exhibit B

                 Estimated Upfront Transaction Costs, including
                             Capital Reduction Costs

The Company estimates that it will incur Upfront Transaction Costs, including Capital Reduction Costs, in the approximate amount of $ 20,800,000 related to the issuance of Transition Bonds. These estimated costs are outlined in Table I below.

                                     TABLE 1

SEC Registration Fee (1)                       $     109,167
Legal Fees                                         1,500,000
Original Issue Discount                              150,000
Rating Agency Fees                                   465,000
Blue Sky Fees and Expenses                             7,500
Trustee Fees                                          60,000
SPE Setup Fees (2)                                    25,000
Accounting Fees                                      275,000
Printing Fees                                        375,000
Marketing Fees                                        75,000
Underwriter Fees (3)                               1,866,750
Capital Reduction Costs (4)                       15,600,000
Servicing Set-up Costs                                50,000
Miscellaneous Expenses                               241,583
                                                ------------

Total Issuance Expense                         $  20,800,000
                                                  ==========




(1) Equals 1/36 of 1% of the face amount of securities registered ($393,000,000).
(2)   Includes trustee legal fees.
(3)   Based upon gross underwriting spread of 0.475%
(4)   Assumes tender of $200,000,000 of outstanding debt.

                                                                       Exhibit C

                     Estimated Ongoing Transition Bond Costs

The Company estimates that it will incur annual Ongoing Transition Bond Costs in the approximate amount of $800,000 per year related to the issuance of Transition Bonds, exclusive of principal and interest payments on the Transition Bonds. These estimated costs are outlined in Table II below.

                                    Table II

Rating Agency Fees                                       $    20,000
SPE Operating and Administrative Fees                        100,000
Trustee Fees                                                  15,000
Accounting/Legal Fees                                         60,000
Servicing Fees(1)                                            393,000
Overcollateralization Amounts(2)                             131,000
Miscellaneous Expenses                                        81,000
                                                          ----------

Total                                                    $   800,000







(1) Equals 0.10% of the initial principal balance of the Transition Bonds.
(2) Equals 1/15 of expected total overcollateralization requirement of 0.50% of the initial principal balance of the Transition Bonds.

                                                                       Exhibit D

                       This page left intentionally blank

                                                                       Exhibit E
                                                                  Attachment E-1
                                   Debt Design
                                    ($000's)

  Debt Design Variables
  ----------------------
                        Original Principal                     $393,000
                        Interest Rate                             7.00%
                        Maturity                               15 Years
                        Annual Cost:
                            Overcollateralization (.50%)            131
                            Admin and Other Fees                    276
                            Servicing Fees  (.10%)                  393
                        Tax Rates:
                            Federal Income Tax Rate                 35%
                            NJ State Sales Tax Rate                  6%


              1          2          3            4          5          6          7         8          9          10
             TBC      Sales        TBC          TBC                                                              Debt
           Billed      Tax       Billed      Collected                         Admin   Servicing     Over-       Balance
  Year   (Including   Billed   (Excluding   (Excluding  Interest   Principal    Fees      Fee      Collaterali  Outstanding
         Sales Tax)            Sales Tax)   Sales Tax)                                              ization

  2000      54,376     3,078      51,298       43,246     26,047     16,399      276          393        131     376,601
  2001      44,413     2,514      41,899       43,246     25,947     16,499      276          393        131     360,102
  2002      46,238     2,617      43,621       43,246     24,781     17,665      276          393        131     342,437
  2003      45,904     2,598      43,306       43,246     23,510     18,936      276          393        131     323,501
  2004      45,966     2,602      43,365       43,247     22,150     20,297      276          393        131     303,204
  2005      45,955     2,601      43,354       43,247     20,692     21,755      276          393        131     281,449
  2006      45,955     2,601      43,353       43,245     19,128     23,317      276          393        131     258,132
  2007      45,957     2,601      43,356       43,247     17,454     24,993      276          393        131     233,139
  2008      45,955     2,601      43,354       43,246     15,658     26,788      276          393        131     206,351
  2009      45,957     2,601      43,356       43,247     13,734     28,713      276          393        131     177,638
  2010      45,957     2,601      43,356       43,247     11,671     30,776      276          393        131     146,862
  2011      45,957     2,601      43,356       43,247     9,460      32,987      276          393        131     113,874
  2012      45,957     2,601      43,355       43,247     7,090      35,357      276          393        131      78,517
  2013      45,955     2,601      43,354       43,246     4,549      37,897      276          393        131      40,620
  2014      38,839     2,198      36,641       43,246     1,826      40,620      276          393        131           0

           689,342    39,019     650,323      648,697    243,697    393,000    4,140        5,895      1,965





               11            12              13           14           15              16
            Aggregate

            Customer                                                Federal         Federal
             Charge                                                Income Tax      Income Tax
             for TBC        TBC           MTC - Tax                  Billed        Collected
            & MTC Tax   (see above)         Billed      Sales Tax   (Excluding      (Excluding
  Year     (Including    (Including      (Including     Billed     Sales Tax)      Sales Tax)
           Sales Tax)    Sales Tax)       Sales Tax)

  2000           60,770       54,376         6,395         362        6,033              5,086
  2001           53,558       44,413         9,145         518        8,628              8,205
  2002           56,690       46,238        10,451         592        9,860              9,645
  2003           56,665       45,904        10,761         609       10,152             10,082
  2004           57,696       45,966        11,730         664       11,066             10,897
  2005           58,469       45,955        12,514         708       11,806             11,662
  2006           59,398       45,955        13,443         761       12,682             12,515
  2007           60,369       45,957        14,412         816       13,596             13,421
  2008           61,412       45,955        15,457         875       14,582             14,393
  2009           62,533       45,957        16,577         938       15,638             15,436
  2010           63,733       45,957        17,776       1,006       16,770             16,553
  2011           65,019       45,957        19,062       1,079       17,983             17,750
  2012           66,396       45,957        20,440       1,157       19,283             19,034
  2013           67,872       45,955        21,917       1,241       20,676             20,409
  2014           52,909       38,839        14,070         796       13,273             16,434

                903,492      689,342       214,150      12,122      202,028            201,523





                                        2



                                                                  Attachment E-2

          Transition Bond Charge (TBC): Charge Development and True -up
                                     (000's)

                                                                           Year     Year
                                                                              1        2

     Principal                                                           16,399   16,499
     Interest                                                            26,047   25,947
     Servicing Fee                                    0.10%                 393      393
     Overcollateralization Amount                     0.50%                 131      131
     Rating Agency Fees                                  20                  20       20
     Trustee Fees                                        15                  15       15
     Accounting/Legal Fees                               60                  60       60
     SPE Operating and Administrative Fees              100                 100      100
     Miscellaneous                                       57                  81       81

A    Total Transition Bond Requirement                                   43,246   43,246


B    Less TBC Billed and expected to be collected
     during the upcoming period                                               0    7,924

C    TBC to be billed and collected during the
     period                                                              43,246   35,322

D    True-up Adjustment for Under/
     (Over) collections of prior period                                     N/A        0

E    Total TBC to be billed and collected
     during the period                                                   43,246   35,322

F    Projected kwh's to be delivered, billed
     and cash collected during
     the period (in millions)                                            16,017   16,289

G    TBC- before NJ Sales Tax (cents per kwh)
                                                                        0.27000  0.21685


H    TBC- including NJ Sales Tax (cents per kwh)
                                                                        0.28620  0.22986

A= Total Annual Transition Bond Debt Service Requirement and Fees Related to Debt Service
   (See Attachment E-1)
B= TBC  Revenues  billed in the prior period and expected to be collected in the current period.

C= Amount of total Debt Service required to be funded through TBC collections during the period. (A minus B)
D= Amount of Under or (Over)  collection  of the prior  period  TBC as  computed under the methodology described in Attachment E-3.

E= Total amount required to be collected during the upcoming period through the TBC (C plus D)

F= Projected kwh's that will be delivered, billed and collected during the upcoming period. This amount is computed by multiplying forecasted kwh sales on a monthly basis times a percentage expected to be collected in cash each month subsequent to the sale. The collection percentage is developed based on historical collection experience. This methodology takes into account the collection lag and uncollectable experience

inherent     in GPU's electric sales. See Attachment  E-4.
G= TBC before statutory addition of NJ sales tax (E divided by F)
H= TBC including statutory addition of NJ sales tax (G times 1.06)



                                                                  Attachment E-2

                  MTC - Tax: Charge Development and True -up
                                    ($000's)

                                                                           Year    Year
                                                                              1       2

   Tax Computation:

A  Forecasted TBC Billed (excluding                                      51,298  41,899
   sales tax)


B  Forecasted MTC-Tax Billed                                              6,033   8,628

C  Total Taxable Revenue                                                 57,330  50,527

   less deductible expenses:
   Interest                                                              26,047  25,947
   Amortization of Bond Issuance                                            341     341
   Expense
   Uncollectable accounts                                                   143     126
   Administrative and                                                       669     669
   servicing fees
   Deductible Use of Proceeds                                            15,600       -
D  Total Deductions                                                      42,800  27,083

E  Federal Taxable Income                                                14,531  23,444
F  Federal Income Tax Rate                                                  35%     35%
G  Federal Income Tax                                                     5,086   8,205

H  Less MTC-Tax Billed and expected to be collected during the                0     932
   upcoming period

I  Tax obligation to be Billed and collected during the upcoming period   5,086   7,274

J  True-up Adjustment for Under and                                           0       0
   (Over)
   collections of the prior
   period

K  Total MTC-Tax to be billed and
   collected

   during the period                                                      5,086   7,274

L  Projected kwh's to be delivered, billed
   and cash
   collected during the period (in                                       16,017  16,289
   millions)

M  MTC - Tax Charge before NJ sales tax (cents per kwh)                 0.03175 0.04465

N  MTC-Tax Charge including NJ sales tax(cents per kwh)                 0.03366 0.04733

A= Forecasted  TBC  Billed  -  TBC  rate(excluding   sales  tax)  multiplied  by
   forecasted kwh sales for the period.
B= Forecasted  MTC-Tax Billed - MTC-Tax Charge rate (excluding  sales tax) times forecasted kwh sales for the period
C= Total taxable revenue associated with the transition bonds. (A plus B) (See
   Attachment E-1)


D= Deductible expenses associated with the transition bonds. (See Attachment E-1) Amortization of Transition Bond issuance costs equals issuance costs divided by term of the transition bonds (15 years). Deduction for uncollectable accounts is estimated based on historical collection experience.

E=     Federal Taxable Income (C minus D)
F=     Federal  statutory  Corporate  Income Tax Rate (currently 35%)
G=     Federal Corporate Income Tax obligation  associated with the TBC (E times
       F)
H= MTC - Tax Charge billed in the prior period and expected to be collected in the current period
I= Amount of total Tax Obligation required to be funded through MTC collections during the period (G minus H)
J= Amount of Under or (Over) collection of the prior period MTC - Tax Charge as computed under the methodology described in Attachment E-3
K= Total amount required to be collected during the upcoming period through the MTC - Tax Charge (I plus J)
L= Projected kwh's that will be delivered, billed and collected during the upcoming period. This amount is computed by multiplying forecasted kwh sales on a monthly basis times a percentage expected to be collected in cash each month subsequent to the sale. The collection percentage is developed based on historical collection experience. This methodology takes into account the collection lag and uncollectable experience inherent in GPU's electric sales. See Attachment E-4.
M=     MTC - Tax Charge before statutory addition of NJ sales tax =. (K divided by L)
N=     MTC - Tax Charge including  statutory  addition of NJ sales tax. (M times
       1.06)

                                                                 Attachment E-3

   Development of the Transition Bond Charge, MTC-Tax and True-up Methodology


The TBC is designed to insure full and timely recovery of all Bondable Stranded Costs including finance charges and related costs. A separate MTC-Tax is designed to recover all income taxes associated with the TBC and the related MTC-Tax revenues. The TBC which is designed to service the Transition Bonds is computed first and then the MTC-Tax which is designed to recover the tax on the TBC and the gross-up on such tax is developed taking into account the projected billed TBC, projected Transition Bond interest expense accrued, the current statutory Federal income tax rates, the current state corporate business tax rate, if applicable, and projected collections of the MTC- Tax. The detailed mechanics of this procedure are described below:

Phase 1 - Development of Transition Bond Charge: Attachment E-2

The TBC is developed as follows: A total Transition Bond requirement is developed by deriving the total cash requirement necessary to service all of the SPE's obligations. These obligations include, but are not limited to, principal on Transition Bonds, interest on Transition Bonds, Servicing Fee, the overcollateralization amounts, rating agency fees, trustee fees, accounting/legal fees, and miscellaneous costs, any unpaid amounts related thereto from the prior payment date and any true-up amount computed below (note that there will be no true-up adjustment used in developing the initial charge) less any TBC collections expected to be received in the current period from prior TBC billings. The total of these obligations results in the TBC required to be billed and collected during the upcoming period. That result is then divided by the projected KwHs of electric distribution through-put expected to be billed and collected from ratepayers during the corresponding period. The result is a charge per KwH that will generate the expected collections necessary to pay required debt service and expenses and account for prior period shortfalls or excesses. The resulting TBC is multiplied by 1 plus the New Jersey state sales tax rate to appropriately include sales tax in the charge.

Phase 2 - Tax Gross-up Adjustment: MTC- Tax - Attachment E-2

The first step of the calculation of the MTC-Tax is to compute the income tax due on the net projected TBC and MTC-Tax revenue (excluding sales tax). This computation is made as follows: (i) add projected TBC and MTC-Tax charges to be billed to ratepayers during the upcoming period to determine total accruable taxable revenue (note that this requires an iterative computation since the MTC-Tax charges billed are an input into the equation and also a function of the resulting MTC-Tax charge rate); (ii) from total accruable taxable revenue, subtract projected accrued interest on the Transition Bonds for the period, any accruable fees for administrative or servicing services to be provided to the SPE, any tax deductible amortization of Transition Bond issuance costs (limited, in the aggregate, to the amount recoverable through the TBC), any deductible expenses or losses on the debt retired by Transition Bond proceeds (limited, in the aggregate, to the amount recoverable through the TBC), and any projected allowable deduction for uncollectible accounts which subtraction results in Federal taxable income; (iii) multiply this amount by the statutory regular Federal income tax rate in effect for the period, currently 35%, and the result is Federal income tax; (iv) the result is then divided by projected KwH's of electric distribution through-put expected to be billed and collected from ratepayers during the corresponding period; (v) the result is a charge per KwH that will generate the expected collections necessary to pay the forecasted tax liability resulting from the net combined charge revenues in the upcoming period. The resulting MTC-Tax charge is multiplied by 1 plus the New Jersey state sales tax rate to appropriately include sales tax in the charge.

Phase 3 - Computing True-up Adjustments

True-up adjustments are designed to adjust the charges to ensure that the principal and interest of the Transition Bonds, related fees and taxes are fully and timely recovered from the ratepayers and that ratepayers pay no more than is required to satisfy these costs. As in the case of the development of the TBC and MTC-Tax, the true-up adjustments are completed in two steps - step one for the TBC and step two for the MTC-Tax.

Step 1: TBC True-up Adjustment

The TBC is to be adjusted at least annually to ensure full and timely recovery of all Bondable Stranded Costs, finance charges and related costs. The adjustment is computed as follows:

1. TBC Shortfalls: TBC collections are remitted to the Bond Trustee and used to service the Transition Bonds and pay related expenses. To the extent TBC collections are insufficient to fund required debt service, the Bond Trustee will fund the shortfall first with any excess collection from the prior period, then from funds held by the Bond Trustee in the Overcollateralization Subaccount and then with equity capital of the SPE. If these additional amounts are not sufficient to fund debt service, the Bond Trustee will pay interest on the Transition Bonds first and then principal to the extent there are funds remaining. To the extent overcollateralization or equity funds are used to service debt, these amounts will be added as a true-up adjustment to be factored in to the subsequent period's TBC to fully replenish those accounts to their scheduled amounts within the next period months. In addition, any principal shortfall will be added to the subsequent years' TBC via the true-up.

2. TBC Over-collections: To the extent TBC collections are in excess of the amount needed for the current period, such excess will be retained in the Reserve Subaccount maintained by the Bond Trustee. Such excess will be invested by the Bond Trustee in eligible investments and retained by the Bond Trustee until it is required to service debt, replenish accounts to their scheduled levels or until the next periodic true-up, whichever comes first. Any balance in the Reserve Subaccount including interest on hand at the time of a periodic true-up is subtracted as a true-up adjustment in determining the subsequent period's TBC.

3. Investment Earnings on the trust accounts held by the Bond Trustee (other than the Capital Subaccount) will be used to service debt or fund or replenish the trust accounts to their required levels and, if not needed for that purpose, will be retained in the Reserve Subaccount and will be subtracted as a true-up adjustment as of the next true-up date.

4. Periodic True-up: On at least an annual basis, any true-up adjustment, addition or subtraction, computed above will be used to develop a new TBC rate for the upcoming period. This amount will be added to or subtracted from the amount of required debt service used in developing the TBC for the subsequent period described in Phase 1 above.

Step 2 - MTC-Tax True-up Adjustment

1. Using the methodology described in Phase 2 above, compute the income tax associated with net combined charges for the prior period by substituting actual amounts for the prior period for the projected amounts.

2. Compute Tax True-up amount: Subtract the tax liability computed in 1 above from the actual MTC-Tax collections for the same period to derive the shortfall or over-collection with respect to taxes. Interest will be added to any over or under collection to ensure that no party is economically harmed by any such over or under collection. The net adjustment plus accrued interest will be added or subtracted to the projected amount of total income tax associated with net combined charges used in developing the MTC-Tax charge for the subsequent period described in Phase 2 above.

                                    EXHIBIT F

                  EPS Consolidated Billing Credit Requirements
                  --------------------------------------------

The ability for an EPS to bill for and collect some or all charges related to the provision and delivery of electricity, including the TBC ("Consolidated Billing"), may present a risk to the TBC revenue stream dedicated to the repayment of the total Ongoing Transition Bond Costs and Bondable Stranded Costs. If EPS Consolidated Billing is contemplated during the life of the Transition Bonds, the rating agencies will require that EPS credit requirements be developed and codified, prior to the issuance of Transition Bonds, which are consistent with the rating sought on the Transition Bonds. The table below outlines credit requirements for EPS equivalents as adopted in four states with completed stranded cost securitizations, as well as the Company's proposal for EPS Consolidated Billing Credit Requirements:

               California       Illinois        Pennsylvania      Massachusetts    New Jersey
                                                                                  (Proposed)
Supplier     w/in 17 days      w/in 15 days     w/in 20/25 days   w/in 15 days    w/in 15 days
Remittance   after billing by  of billing       (Res./Nonres.)    after billing   after billing
             Servicer utility  by Servicer      of billing by     by Servicer     by Servicer
                               utility or       Servicer          utility         utility
                               w/in 7 days      utility
                               of collection
                               (1)(2)

Remittance   100% of billed    100% of billed   100% of           100% of         100% of
Amount Due   amounts           (or collected)   undisputed        billed          billed
                 amounts       billed amounts                     amounts         electric
                                                                                  charges

EPS Credit   `BBB' (one        'BBB-' or        'BBB-' or        'BBB' (          `BBB'
Standards     rating agency)   better           better            Moody's and     (Moody's and
                                                                  S&P)            S&P)


EPS Security two months'       one month's      one month's       one month's     two month's
Deposit      expected TBC      estimated TBC    estimated TBC      maximum        maximum
Requirements billings          collections      collections       estimated TBC   estimated
                                                                  collections     electric
                                                                                  charge
                                                                                  collections

Dual-billing 7 days after      10 days after    As of remittance  ---            ---
Notice to    remittance is     remittance is    due date (20
EPS and      due (24 days      due (25 days     days Res./25
Customers    after billing)    after billing    days Nonres.
                               or 17 days       after billing)
                               after
                               collection)



Dual-billing 13 days after     15 days after    20 days after     7 days after    7 days after
Commences    remittance  is    remittance  is   remittance is     remittance is   remittance is
             due (30 days du  (30 days          due (40/45 days   due (22 days    due (22 days
             after billing)    after billing    after billing)    after billing)   after
                               or 22 days                                          billing)
                               after
                               collection)


Supplier        Yes             Yes                 Yes              Yes            Yes
Defaults
Recovered
Through
Securitization
True-up Mechanism?

(1)   An EPS must notify  Servicer  utility of  remittance  election in writing.
      Arrangement may not be altered for one calendar year from date of election.

(2) If an EPS is otherwise required to remit payments to Servicer utility more frequently, the TBC shall be remitted on the same schedule.

                                                                     Exhibit G

                         Pro Forma Capitalization Table

                                           Forecasted         Forecasted
                                         Capitalization     Capitalization
                                            12/31/99           12/31/99
                                             Before             After
                                         Securitization     Securitization
                                         --------------     --------------

Common Stockholder's Equity                  $  1,486            $ 1,300


Cumulative Preferred Stock                        119                119
Company-Obligated Mandatory
  Redeemable

      Preferred Securities                        125                125



Long Term Debt

     First Mortgage Bonds                       1,134                948
     Transition Bonds                           -                    393
     Securities due within one year                43                 43
                                              -------             ------
Total Long Term Debt                            1,177              1,384



Notes Payable                                      66                 66


                                               -----               -----
Total                                        $  2,973            $ 2,994
                                                =====              =====